UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2014

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

3000 Riverchase Galleria, Suite 1700

Birmingham, Alabama 35244

(205) 745-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2014, Walter Energy, Inc. (the “Company”) received notice from Daniel P. Cartwright, the President-Canadian Operations of the Company, of his decision to terminate his employment with the Company, effective July 31, 2014 (the “Termination Date”).

Pursuant to his employment arrangement with the Company, Mr. Cartwright elected to terminate his employment for “good reason,” based on a material diminution in his authority, duties and responsibilities brought about as a result of the idling of the Company’s Canadian operations announced in April 2014.  In connection with his termination for “good reason,” Mr. Cartwright is entitled to receive certain severance payments from the Company, subject to Mr. Cartwright’s execution of a release of claims and compliance with certain restrictive covenants, including non-competition and non-solicitation.  From August 1, 2014 through July 31, 2015, Mr. Cartwright is entitled to monthly payments in the gross amount of approximately $49,088, which amount is equal to one-twelfth (1/12) times the sum of his annual base salary and annual target bonus in effect on the Termination Date.  Mr. Cartwright is also entitled to continuation of the benefits that he is receiving from the Company as of the Termination Date until the earliest to occur of (i) July 31, 2015, (ii) the last date on which he is eligible to participate in the benefit under applicable law and (iii) the date on which he becomes eligible to receive comparable benefits from a subsequent employer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

Date: July 24, 2014	By:	/s/ Earl H. Doppelt
Earl H. Doppelt, Executive Vice President,
General Counsel and Secretary